UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (only as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

REED’s, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT DATED SEPTEMBER 21, 2022 TO THE PROXY STATEMENT

FOR THE REED’S, INC. 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 5, 2022

This proxy statement supplement dated September 21, 2022 (“Supplement”) should be read together with the definitive proxy statement (the “Proxy Statement”) of Reed’s, Inc., a Delaware corporation (“Reed’s” or the “company”), filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2022 in connection with the Reed’s, Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at will be held at 11:00 a.m. Eastern time on October 5, 2022.

The purpose of this filing is to supplement information in the Proxy Statement relating to Proposal No. 4 – seeking approval of an amendment to the company’s certificate of incorporation to effect a reverse stock split of the outstanding shares of the company’s common stock, par value $0.0001 per share, by a ratio of not less than one-for-six and not more than one-for-twenty-five at any time on or prior to December 31, 2022, with the exact ratio to be set at a whole number within this range by the board of the company in its sole discretion.

IMMEDIATE ACTION IS REQUIRED: If you are a beneficial holder and you wish to vote “for,” “against” or “abstain” from Proposal No. 4 and your broker is an NYSE member that participates in discretionary voting, you will have to provide your broker with such an instruction prior to midnight on October 4, 2022. Otherwise, your broker may vote in its discretion on Proposal No. 4.

Reed’s securities counsel identified Proposal No. 4 as “non-routine” pursuant to NYSE Rule 452 since Proposal No. 2 (the Convertible Note Share Issuance Proposal) relates to Proposal No. 4. However, Broadridge subsequently determined that Proposal No. 4 will be treated as a “routine” matter, and, as such, any NYSE member broker who has received no instructions from its clients and participates in discretionary voting will have discretion to vote its clients’ uninstructed shares on Proposal No. 4. For that reason, if you are a beneficial holder and you wish to vote “for,” “against” or “abstain” from Proposal No. 4, and your broker is an NYSE member that participates in discretionary voting, you will have to provide your broker with such an instruction prior to midnight on October 4, 2022. Otherwise, your broker may vote in its discretion on Proposal No. 4.

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This Supplement is being filed with the SEC and is being made available to stockholders on or about September 21, 2022. Only stockholders of record at the close of business on August 26, 2022 are entitled to receive notice of and to vote at the Annual Meeting.

This Supplement should be read in conjunction with the Proxy Statement. Except as set forth herein, all information set forth in the Proxy Statement remains unchanged. In addition, except as specifically indicated herein, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.